Portions of this exhibit marked [*] are requested to be treated confidentially.

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EXHIBIT 10.17

Manufacturing Services Agreement

November 7, 2011

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Table of Contents

ARTICLE 1		1

INTERPRETATION		1

1.1	Definitions.	1

1.2	Currency.	6

1.3	Sections and Headings.	6

1.4	Singular Terms.	6

1.5	Schedules.	6

PATHEON'S MANUFACTURING SERVICES		7

2.1	Manufacturing Services.	7

ARTICLE 3		11

CLIENT'S OBLIGATIONS		11

3.1	Payment.	11

ARTICLE 4		11

CONVERSION FEES AND COMPONENT COSTS		11

4.1	First Year Pricing.	11

4.2	Price Adjustments – Subsequent Years’ Pricing.	12

4.3	Price Adjustments – Current Year Pricing.	13

4.4	Adjustments Due to Technical Changes.	13

4.5	Multi-Country Packaging Requirements.	14

4.6	Books and Records.	14

4.7	Financial Audit.	14

ARTICLE 5		14

ORDERS, SHIPMENT, INVOICING, PAYMENT		14

5.1	Orders and Forecasts.	14

5.2	Reliance by Patheon.	16

5.3	Minimum Orders.	16

5.4	Shipments.	16

5.5	On Time Delivery.	17

5.6	Invoices and Payment.	17

5.7	Failure to Supply.	18

ARTICLE 6		18

PRODUCT CLAIMS AND RECALLS		18

6.1	Product Claims.	18

6.2	Product Recalls and Returns.	19

6.3	Patheon’s Responsibility for Defective and Recalled Products.	19

6.4	Disposition of Defective or Recalled Products.	20

6.5	Healthcare Provider or Patient Questions and Complaints.	21

6.6	Sole Remedy.	21

ARTICLE 7		21

CO-OPERATION		21

7.1	Quarterly Review.	21

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7.2	Governmental Agencies.	21

7.3	Records and Accounting by Patheon.	21

7.4	Inspection.	22

7.5	Access and GMP Auditing.	22

7.6	Notification of Regulatory Inspections.	22

7.7	Reports.	22

7.8	FDA Filings.	23

ARTICLE 8		24

TERM AND TERMINATION		24

8.1	Initial Term.	24

8.2	Termination for Cause.	24

8.3	Product Discontinuation.	25

8.4	Obligations on Termination.	25

ARTICLE 9		26

REPRESENTATIONS, WARRANTIES AND COVENANTS		26

9.1	Authority.	26

9.2	Client Warranties.	26

9.3	Patheon Warranties.	27

9.4	Debarred Persons.	28

9.5	Permits.	28

9.6	No Warranty.	29

ARTICLE 10		29

REMEDIES AND INDEMNITIES		29

10.1	Consequential Damages.	29

10.2	Limitation of Liability.	29

10.3	Patheon.	30

10.4	Client.	30

10.5	Procedure.

10.6	Reasonable Allocation of Risk.	30

ARTICLE 11		31

CONFIDENTIALITY		31

11.1	Confidentiality.	31

ARTICLE 12		31

DISPUTE RESOLUTION		31

12.1	Commercial Disputes.	31

12.2	Technical Dispute Resolution.	31

ARTICLE 13		32

MISCELLANEOUS		32

13.1	Inventions.	32

13.2	Intellectual Property.	32

13.3	Insurance.	33

13.4	Independent Contractors.	33

13.5	No Waiver.	33

13.6	Assignment.	33

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13.7	Force Majeure.	34

13.8	Additional Product.	34

13.9	Notices.	34

13.10	Severability.	35

13.11	Entire Agreement.	35

13.12	Other Terms.	35

13.13	No Third Party Benefit or Right.	36

13.14	Execution in Counterparts.	36

13.15	Use of Client Name.	36

13.16	Governing Law.	36

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MANUFACTURING SERVICES AGREEMENT

THIS MANUFACTURING SERVICES AGREEMENT (the “Agreement”) is made as of [month, day, year] (the “Effective Date”)

B E T W E E N:

PATHEON INC.,

a corporation existing under the laws of Canada,

(“Patheon”),

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Chelsea Therapeutics Inc,

a corporation existing under the laws of Delaware,

(“Client”).

THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions.

The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:

“Active Materials”, “Active Pharmaceutical Ingredients” or “API” means the materials listed on Schedule D;

“Active Materials Credit Value” means the value of the Active Materials for certain purposes of this Agreement, as set forth on Schedule D;

“Affiliate” means:

(a)	a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or

(b)	a business entity which is controlled by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or

(c)	a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party to this Agreement;

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For this definition, “control” means the ownership of shares carrying at least a majority of the votes for the election of the directors of a corporation.

“Annual Report” means the annual report to the FDA prepared by Client regarding the Product as described in Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2);

“Annual Product Review Report” means the annual product review report prepared by Patheon as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e);

“Annual Volume” means the minimum volume of Product to be manufactured in any Year of this Agreement as set forth in Schedule B;

“Applicable Laws” means all Laws to the extent applicable to the subject matter of, or the performance by the parties of their respective obligations under, this Agreement, including but not limited to (i) for Patheon, (a) the Federal Food, Drug, and Cosmetic Act, together with any regulation promulgated thereunder, including without limitation cGMPs and (b) the Laws of the jurisdiction where services are provided under this Agreement; and (ii) for Client and the Products, the Laws of all jurisdictions where the Products are manufactured, distributed, and marketed as these are agreed and understood by the parties in this Agreement;

“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal;

“Bill Back Items” means the expenses for all third party supplier fees for the purchase of columns, standards, tooling, PAPR or PPE suits (where applicable), RFID tags and supporting equipment, and other project specific items required solely for Patheon to perform the Manufacturing Services for Client, and which are not included as Components;

“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the Province of Ontario, Canada

“cGMPs” means current good manufacturing practices as described in:

(a)	Division 2 of Part C of the Food and Drug Regulations (Canada);

(b)	Parts 210 and 211 of Title 21 of the United States’ Code of Federal Regulations; and

(c)	EC Directive 2003/94/EC

together with the latest Health Canada, FDA and EMA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time including, but not limited to, the FDA’s guidance for Industry, Manufacturing, Processing or Holding Active Pharmaceutical Ingredients;

“Client Intellectual Property” means Intellectual Property generated or derived by Client before entering into this Agreement, or by Patheon while performing any Manufacturing Services or otherwise generated or derived by Patheon in its business which Intellectual Property is specific to the development, manufacture, use, and/or sale of Client’s Product or Active Materials that are the subject of the Manufacturing Services (including, but not limited to, any new use, new formulation or any change in the method of producing, testing or storing any Product), including but not limited to (i) any regulatory filings, formulations, chemical compositions, or Specifications relating to the Products, and (ii) any and all Confidential Information of Client, including any

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chemical structures, composition of matter rights, process technology and other Inventions owned or controlled by Client;

“Client Material Report” or “CMR” means the report prepared by Patheon that provides a list for all materials which have expired, have been rejected or no longer have forecasted production requirements for Client’s products at the Manufacturing Site.

“Commencement Date” means the date on which any Regulatory Authority first approves Client’s Product for sale in the Territory.

“Components” means, collectively, all packaging components, raw materials, and ingredients (including labels, product inserts and other labelling for the Products), required to manufacture the Products in accordance with the Specifications, other than the Active Materials;

“Confidentiality Agreement” means the agreement about the non-disclosure of confidential information between Patheon and Client dated [*];

“Confidential Information” will have the meaning ascribed thereto in the Confidentiality Agreement;

“Deficiency Notice” has the meaning specified in Section 6.1(a);

“Delivery Date” means the date scheduled for shipment of Product under a Firm Order as set forth in Section 5.1(e);

“EMA” means the European Medicines Agency;

“Equipment” will have the meaning ascribed to it in {Capital Equipment Agreement related to this MSA if any

“FDA” means the United States Food and Drug Administration;

“Firm Orders” has the meaning specified in Section 5.1;

“First Firm Order” has the meaning specified in Section 5.1;

“Force Majeure Event” has the meaning specified in Section 13.7;

“Health Canada” means the section of the Canadian Government known as Health Canada and includes, among other departments, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate;

“Initial Manufacturing Month” has the meaning specified in Section 5.1;

“Initial Manufacturing Period” has the meaning specified in Section 5.1;

“Initial Set Exchange Rate” means 1.00 as of the Effective Date of the Agreement being the initial exchange rate to convert one unit of Patheon facility local currency to one unit of the billing

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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currency, calculated as the average interbank exchange rate for conversion of one unit of Patheon facility local currency to one unit of the billing currency during the 90 day period immediately preceding the Effective Date as published by OANDA.com “The Currency Site” under the heading “FxHistory: historical currency exchange rates” at www.OANDA.com/convert/fxhistory;

“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know how;

“Invention” means information about any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

“Inventory” means all inventories of Components and work-in-process produced or held by Patheon for the manufacture of the Products but, for greater certainty, does not include the Active Materials or Bill Back Items;

“Late Delivery” has the meaning specified in Section 5.5;

“Laws” means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;

“Manufacturing Services” means the manufacturing, quality control, quality assurance, stability testing, packaging, and related services, set forth in this Agreement, required to manufacture Product or Products from Active Materials and Components;

“Manufacturing Site” means the facility owned and operated by Patheon that is located at 111 Consumers Drive, Whitby, Ontario, Canada];

“Materials” means all Components, Bill Back Items, and other materials used to manufacture the Product other than Active Materials;

“Maximum Credit Value” means the maximum value of Active Materials that may be credited by Patheon under this Agreement, as set forth on Schedule D;

“Minimum Run Quantity” means the minimum number of batches of a Product to be produced during the same cycle of manufacturing as set forth in Schedule B;

“Patheon Intellectual Property” means Intellectual Property generated or derived by Patheon before performing any Manufacturing Services, Intellectual Property developed by Patheon while performing the Manufacturing Services, or otherwise generated or derived by Patheon in its business which Intellectual Property is not specific to, or dependent upon, Client’s Active Material or Product including, without limitation, Inventions and Intellectual Property which may apply to manufacturing processes or the formulation or development of drug products, drug product dosage forms or drug delivery systems unrelated to the specific requirements of the Product(s);

“Price” means the price measured in US Dollars to be charged by Patheon for performing the Manufacturing Services, and includes the cost of Components, certain cost items as set forth in Schedule B, and annual stability testing costs as set forth in Schedule C;

“Product(s)” means the product(s) listed on Schedule A;

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“Product Forecast” and “Extended Product Forecast” have the meanings specified in Section 5.1;

“Quality Agreement” means the agreement (the form of which is set forth in Schedule F) between the parties setting out the quality assurance standards for the Manufacturing Services to be performed by Patheon for Client;

“Regulatory Authority” means the FDA, EMA, and Health Canada and any other foreign regulatory agencies competent to grant marketing approvals for pharmaceutical products including the Products in the Territory;

“Reset Date” means, with reference to any particular Year, the date on which Patheon is to provide Client with updated pricing for the Product for the next Year; which date will be not less than one month prior to the beginning of that Year;

“RFID” means Radio Frequency Identification Devices which (at present or in the future) may be affixed to Products or Materials to assist in inventory control, tracking, and identification;

“Set Exchange Rate” means the exchange rate to convert one unit of Patheon facility local currency to one unit of the billing currency for each Year, calculated as the average interbank exchange rate for conversion of one unit of Patheon facility local currency to one unit of the billing currency during the three month period immediately preceding the Reset Date by one month as published by OANDA.com “The Currency Site” under the heading “FxHistory: historical currency exchange rates” at www.OANDA.com/convert/fxhistory;.

“Specifications” means the file, for each Product, which is listed in Schedule A and which contains documents relating to each Product, including, without limitation:

(a)	specifications for Active Materials and Components;

(b)	manufacturing specifications, directions, and processes;

(c)	storage requirements;

(d)	all environmental, health and safety information for each the Product including material safety data sheets; and

(e)	the finished Product specifications, packaging specifications and shipping requirements for each Product;

all as updated, amended and revised from time to time by Client in accordance with the terms of this Agreement;

“Technical Dispute” has the meaning specified in Section 12.2;

“Territory” means in the geographic area of United States;

“Third Party Rights” means the Intellectual Property of any third party;

“Year” means the period from the Commencement Date up to and including December 31 of the same calendar year, and thereafter will mean a calendar year or, in the final year of the Agreement, the period commencing on January 1 until the termination date.

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1.2	Currency.

Unless otherwise indicated, all monetary amounts are expressed in this Agreement in the lawful currency of the United States of America.

1.3	Sections and Headings.

The division of this Agreement into Articles, Sections, Subsections, and Schedules and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Section or Schedule of this Agreement.

1.4	Singular Terms.

Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.

1.5	Schedules.

The following Schedules are attached to, incorporated in, and form part of this Agreement:

Schedule A	-	Product List and Specifications
Schedule B	-	Minimum Run Quantity, Annual Volume, and Price
Schedule C	-	Annual Stability Testing
Schedule D	-	Active Materials, Active Materials Credit Value, and Maximum Credit Value
Schedule E	-	Technical Dispute Resolution
Schedule F	-	Commercial Quality Agreement
Schedule G	-	{Form of} Shipping Logistics Protocol
Schedule H	-	Quarterly Active Materials Inventory Report
Schedule I	-	Report of Annual Active Materials Inventory Reconciliation and Calculation of Actual Annual Yield
Schedule J	-	Example of Price Adjustment due to Currency Fluctuation
Schedule K	-	Estimated Bill Back Items

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PATHEON’S MANUFACTURING SERVICES

2.1	Manufacturing Services.

Patheon will perform the Manufacturing Services for the Territory for the fees specified in Schedules B and C to manufacture Products for Client and supply the Products to Client, in accordance with the Specifications, cGMPs, and all Applicable Laws. Schedule B sets forth a list of cost items that are included in the Price for Products; all cost items that are not included in this list are excluded from the Price and are subject to additional fees to be paid by the Client. Patheon may change the Manufacturing Site for the Products only with the prior written consent of Client, this consent not to be unreasonably withheld. If Manufacturing Services have not started on or before [*], (i) Patheon shall have the right to request an amendment to the fees set out in Schedules B and C and no such amendment shall be binding unless approved in writing by Client and (ii) Client shall have the right to terminate this Agreement, effective upon written notice to Patheon. Patheon will be the sole manufacturer of Products offered for sale by Client in the Territory for the Initial Term of this Agreement. Notwithstanding the foregoing, Client shall be entitled, at its sole cost and expense, to qualify a single alternative manufacturer (“Backup Manufacturer”) to manufacture Products, and may take all actions reasonably necessary in connection with the same, including without limitation purchasing small quantities or Products necessary to qualify such Backup Manufacturer. Client shall be permitted to sell any Product that results from the required qualification, validation and maintenance production runs from the Backup Manufacturer(s), provided that the batch sizes of such qualification, validation or maintenance runs do not exceed the maximum batch size validated for the Product by Patheon. Any units from an increase in batch size by the Backup Manufacturer may be used for non-commercial activities. Patheon agrees to cooperate with Client and provide all assistance, at Client’s expense, as may reasonably be requested by Client to qualify a Backup manufacturer, provided that Patheon may, in its sole discretion, refuse to permit access to the Manufacturing Site by any direct competitor of Patheon. In performing the Manufacturing Services, Patheon and Client agree that:

(a)	Conversion of Active Materials and Components. Patheon will convert Active Materials and Components into Products.

(b)	Quality Control and Quality Assurance. Patheon will perform the quality control and quality assurance testing specified in the Quality Agreement. Batch review and release to Client will be the responsibility of Patheon’s quality assurance group pursuant to the terms of this Agreement and the Quality Agreement. Patheon will perform its batch review and release responsibilities in accordance with Patheon’s standard operating procedures, which shall be commercially reasonable and comply with all Applicable Laws. Each time Patheon ships Products to Client, it will give Client a certificate of analysis and certificate of compliance including a statement that the batch has been manufactured and tested in accordance with Specifications and cGMPs. Client will have sole responsibility for the release of Products to the market. The form and style of batch documents, including, but not limited to, batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of Patheon. Specific Product related information contained in those batch documents is Client property.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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(c)	Components. Patheon will purchase and test all Components (with the exception of those that are supplied by Client) at Patheon’s expense and as required by the Specifications.

(d)	Stability Testing. Patheon will conduct stability testing on the Products in accordance with the protocols set out in the Specifications for the separate fees and during the time periods set out in Schedule C. Patheon will not make any changes to these testing protocols without prior written approval from Client. If a confirmed stability test failure occurs, Patheon will notify Client within one Business Day, after which Patheon and Client will jointly determine the proceedings and methods to be undertaken to investigate the cause of the failure, including which party will bear the cost of the investigation. Patheon will not be liable for these costs unless it has failed to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws. Patheon will give Client all stability test data and results at Client’s request.

(e)	Packaging. Patheon will package the Products as set out in the Specifications. Client will be responsible for the cost of artwork development. Patheon will determine and imprint the batch numbers and expiration dates for each Product shipped. The batch numbers and expiration dates will be affixed on the Products and on the shipping carton of each Product as outlined in the Specifications and as required by cGMPs. Client may, in its sole discretion, make changes to labels, product inserts, and other packaging for the Products. Those changes will be submitted by Client to all applicable governmental agencies and other third parties responsible for the approval of the Products. Client will be responsible for the cost of labelling obsolescence when changes occur, as contemplated in Section 4.4. Patheon’s name will not appear on the label or anywhere else on the Products unless: (i) required by any Laws; or (ii) Patheon consents in writing to the use of its name.

(f)	Active Materials and Client Supplied Components Importing. At least [*] days before the scheduled production date, Client will deliver the Active Materials to the Manufacturing Site DDP (Incoterms 2000) sufficient for Patheon to manufacture the desired quantities of Product and to ship Product on the Delivery Date. If the Active Materials are not received [*] days before the scheduled production date, Patheon may delay the shipment of Product by the same number of days as the delay in receipt of the Active Materials. But if Patheon is unable to manufacture Product to meet this new shipment date due to prior third party production commitments, Patheon may delay the shipment until a later date as agreed to by the parties. All shipments of Active Material will be accompanied by certificate(s) of analysis from the Active Material manufacturer, confirming the identity and purity of the Active Materials and its compliance with the Active Material specifications. Any failures of Active Materials testing will be immediately reported to Client.

(g)	Bill Back Items. Bill Back Items will be charged to Client at Patheon’s cost plus a [*] percent ([*]%) handling fee. Estimated Bill Back items shall be included in Schedule K; unexpected Bill Back items must be approved by Client, and will be reimbursed at Patheon’s cost.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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(h)	Validation Activities. At Client’s request, Patheon will (i) assist in the development and approval of the validation protocols for analytical methods and manufacturing procedures (including packaging procedures) for the Products and (ii) validate all applicable processes, methods, equipment, utilities, facilities and computers used in the manufacture, packaging, storage, testing and release of Products in conformance with all Applicable Laws, including, but not limited to cGMPs. Upon request, Patheon will provide to Client a copy of the results of Product specific validation when such results are available. The fees associated with Patheon’s assistance in providing validation development assistance are set out in Schedule C.

(i)	Product Rejection for Finished Product Specification Failure. Internal bulk process specifications will be defined and mutually agreed upon. If Patheon manufactures Product in accordance with the agreed upon process specifications and a batch or portion of batch of Product does not meet a Finished Product Specification, Client will reimburse Patheon for its reasonable, documented, direct out-of-pocket costs for Components consumed in such batch, plus [*] percent ([*]%) of the conversion fee for such batch, to cover labour and overhead costs associated with such batch. Notwithstanding the foregoing, Client will have no obligation to reimburse Patheon or pay any other amounts for such batch if such failure derives from Patheon’s negligence, intentional misconduct, Patheon’s failure to follow cGMP or ICH guidelines, regardless of whether the specific failure was included in the process specifications.

(j)	Storage. Until finished Products have been issued a certificate of analysis and certificate of compliance or unless otherwise directly requested by Client, Patheon shall store all such Products in preparation for shipment to Client’s destination of choice identifiably distinct from any other raw material and finished or filled product stocks and shall comply with all storage requirements set forth in the Specifications and all Applicable Laws, including, but not limited to, cGMPs. Subject to Section 10.2, Patheon shall assume responsibility for any loss or damage to such finished Product while stored by Patheon.

2.2	Active Material Yield.

(a)	Reporting. Within [*] calendar days from the end of a quarter, Patheon will give Client a Client Material Report, and a quarterly inventory report of the Active Materials held by Patheon using the inventory report form set out in Schedule H, which will contain the following information for the quarter:

Quantity Received: The total quantity of Active Materials that complies with the Specifications and is received at the Manufacturing Site during the applicable period.

Quantity Dispensed: The total quantity of Active Materials dispensed at the Manufacturing Site during the applicable period. The Quantity Dispensed is calculated by [*]. The Quantity Dispensed will only include Active Materials received and dispensed in commercial manufacturing of Products and, for certainty, will not include any (i) Active Materials that must be retained by Patheon as samples, (ii) Active Materials contained in Product that must be retained as samples, (iii) Active Materials used in testing (if

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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applicable), and (iv) Active Materials received or dispensed in technical transfer activities or development activities during the applicable period, including without limitation, any regulatory, stability, validation or test batches manufactured during the applicable period.

Quantity Converted: The total amount of Active Materials contained in the Products manufactured with the Quantity Dispensed (including any additional Products produced in accordance with Section 6.1 or 6.2), delivered by Patheon, and not rejected, recalled or returned in accordance with Section 6.1 or 6.2 because of Patheon’s failure to perform the Manufacturing Services in accordance with Specifications, cGMPs, and Applicable Laws.

Within [*] days after the end of (i) the first Year, and (ii) each [*] ([*]) month interval during each subsequent Year, (each such period in (i) and (ii) a “Reconciliation Interval”), Patheon will prepare a reconciliation of Active Materials on the reconciliation report form set forth in Schedule I including the calculation of the “Actual Yield” or “AY” for the Product at the Manufacturing Site during the Reconciliation Interval. However, if the Reconciliation Interval for the first or last Year comprises fewer than [*] ([*]) months, then the months comprising the Reconciliation Interval for the such Year will be combined with the [*] ([*]) months comprising the Reconciliation Interval (i) immediately following the first Year, or (ii) immediately preceding the last Year, as the case may be, for purposes of preparing the reconciliation report. AY is the percentage of the Quantity Dispensed that was converted to Products and is calculated as follows:

[*]

[*]

After Patheon has produced a minimum of [*] successful commercial production batches of all strengths of the Product combined and has produced commercial production batches for at least [*] months at the Manufacturing Site (collectively, the “Target Yield Determination Batches”), the Parties will mutually agree on the target yield for the Product at the Manufacturing Site (each, a “Target Yield”). The target yield determination batches shall not include any batches that in Patheon and the Client’s reasonable judgement were produced in production runs involving technical difficulties or involving extraordinary loss of Active Materials;

(b)	Shortfall Calculation. If the Actual Yield falls more than [*] percent below the respective Target Yield in a Reconciliation Interval, then the shortfall for the Reconciliation Interval (the “Shortfall”) will be calculated as follows:

Shortfall = [*]

(c)	Credit for Shortfall. If there is a Shortfall for a Product in a Reconciliation Interval, then Patheon will credit Client’s account for the amount of the Shortfall not later than [*] days after the end of the Reconciliation Interval, provided that Patheon shall be entitled to an adjustment of the credited amount if the average Shortfall calculated over any [*] ([*]) consecutive Reconciliation Intervals in the same Year is less than or equal to [*] ([*]).

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Each credit under this Section 2.2(c) will be summarized on the reconciliation report form set forth in Schedule I. Upon expiration or termination of this Agreement, any remaining credit owing under this Section 2.2 will be paid to Client. The Shortfall, if any, will be disclosed by Patheon on the reconciliation report form. Notwithstanding anything in this Agreement to the contrary, in the event a Shortfall results from Patheon’s gross negligence or intentional misconduct, then Patheon shall reimburse Client for replacement cost of the API relating to such Shortfall.

(d)	Maximum Credit. Patheon’s liability for Active Materials calculated in accordance with this Section 2.2 [for any Product] in a Year will not exceed, in the aggregate, the Maximum Credit Value set forth in Schedule D.

(e)	No Material Breach. It will not be a material breach of this Agreement by Patheon under Section 8.2(a) if the Actual Annual Yield is less than the Target Yield, but should an Actual Annual Yield be less than [*]% of the Target Yield, Patheon’s rights as the sole manufacturer of Products offered for sale by Client in the Territory shall automatically terminate.,.

ARTICLE 3

CLIENT’S OBLIGATIONS

3.1	Payment.

Upon receipt of a properly rendered invoice in accordance with Section 5, Client will pay Patheon according to Section 5.6 for performing the Manufacturing Services according to the Prices specified in Schedules B and C. These prices may be subject to adjustment under other parts of this Agreement. Client will also pay Patheon for any Bill Back Items subject to other parts of this agreement.

3.2	Active Materials.

Client will at its sole cost and expense, deliver the Active Materials to Patheon (in accordance with Section 2.1(f)) sufficient for Patheon to manufacture the desired quantities of Product and to ship Product on the Delivery Date. The Active Materials will be held by Patheon on behalf of Client as set forth in this Agreement. Title to the Active Materials will at all times remain the property of Client. Any Active Materials received by Patheon will only be used by Patheon to perform the Manufacturing Services. Client’s failure to supply Patheon with Active Materials in accordance with the timeframes set forth in Section 2.1(f) will not be deemed a breach of this Agreement

ARTICLE 4

CONVERSION FEES AND COMPONENT COSTS

4.1	First Year Pricing.

The tiered Price and annual stability Price for the Products for the first Year are listed in Schedules B and C and are subject to the adjustments set forth in Sections 4.2 and 4.3. All cost items that are not included in this list are excluded from the Price and are subject to Client’s written approval prior to such additional fees being incurred.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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4.2	Price Adjustments – Subsequent Years’ Pricing.

After [*], Patheon may adjust the Price effective [*] of each Year as follows:

(a)

Manufacturing Costs. Patheon may adjust the Price [*]. On or about November 1st of each Year, Patheon will give Client a statement setting forth the calculation for the inflation adjustment to be applied in calculating the Price for the next Year.

(b)	Component Costs. [*]. On or about November 1st of each Year, Patheon will give Client information about the increase or decrease in Component costs which will be applied to the calculation of the Price for the next Year to reasonably demonstrate that the Price increase is justified. But Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers. Following a Component cost increase under this section, Client shall have the right to source components from an alternative vendor whose prices are at least [*]% lower than Patheon’s vendors; however, Client shall bear the costs of any required validation, qualification, inspection or manufacturing changes related to the use of the Client’s alternative vendor.

(c)

Pricing Basis. Client acknowledges that the Price in any Year is quoted based upon the Minimum Run Quantity and the price tiers specified in Schedule B. [*]. On or about November 1st of each Year, Patheon will give Client a statement setting forth the information to be applied in calculating those cost increases for the next Year. But Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers.

(d)	Adjustments Due to Currency Fluctuations. Patheon will adjust the Price for all Product that is manufactured outside the United States or Puerto Rico to reflect currency fluctuations. The adjustment will be calculated after all other annual Price adjustments under this Section 4.2 have been made. The adjustment will proportionately reflect the increase or decrease, if any, in the Set Exchange Rate compared to the Set Exchange Rate established for the prior Year or the Initial Set Exchange Rate, as the case may be. An example of the calculation of the price adjustment is set forth in Schedule J.

(e)	Cost Improvement Program. Patheon shall develop cost reduction initiatives related to the manufacturing process or Specifications as part of an overall cost improvement program, provided such program does not involve additional capital or extraordinary costs unless otherwise agreed to by parties in writing. All net cost savings (net of implementation costs) realized from the cost improvement program will be [*], unless otherwise agreed to by the parties in writing. A “cost reduction initiative” for the purpose of this Agreement will be an initiative that reduces the internal or out-of-pocket costs incurred by a party in connection with the performance of its obligations under this Agreement. It is further agreed by the parties that on-going method improvements developed or adopted by either Client or Patheon independently of the other party(ies), will not be a cost reduction initiative under this section, and there will be no obligation on such party to share the net cost savings realized from such improvement with the other party(ies) to this Agreement.

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For all Price adjustments under this Section 4.2, Patheon will deliver to Client on or about [*] a revised Schedule B to be effective for the next Year.

4.3	Price Adjustments – Current Year Pricing.

During any Year of this Agreement, the Prices set out in Schedule B will be adjusted as follows:

Extraordinary Increases in Component Costs. If, at any time, market conditions result in Patheon’s cost of Components being materially greater than normal forecasted increases, then Patheon will be entitled to an adjustment to the Price for any affected Product to compensate it for the increased Component costs. Changes materially greater than normal forecasted increases will have occurred if: (i) the cost of a Component increases by [*]% of the cost for that Component upon which the most recent fee quote was based; or (ii) the aggregate cost for all Components required to manufacture a Product increases by [*]% of the total Component costs for the Product upon which the most recent fee quote was based. If Component costs have been previously adjusted to reflect an increase in the cost of one or more Components, the adjustments set out in (i) and (ii) above will operate based on the last cost adjustment for the Components.

For a Price adjustment under this Section 4.3, Patheon will deliver to Client a revised Schedule B and budgetary pricing information, adjusted Component costs or other documents reasonably sufficient to demonstrate that a Price adjustment is justified. Patheon will have no obligation to deliver any supporting documents that are subject to obligations of confidentiality between Patheon and its suppliers. The revised Price will be effective for any Product delivered on or after the first day of the month following Client’s receipt of the revised Schedule B.

(a)	Following a Component cost increase under this section, Client shall have the right to source components from an alternative vendor whose prices are at least [*]% lower than Patheon’s vendors; however, Client shall bear the costs of any required validation, qualification, inspection or manufacturing changes related to the use of the Client’s alternative vendor.

4.4	Adjustments Due to Technical Changes.

Amendments to the Specifications or the Quality Agreement requested by Client will only be implemented following a technical and cost review by Patheon and are subject to Client and Patheon reaching agreement on Price changes required because of the amendment. If Client accepts a proposed Price change, the proposed change in the Specifications will be implemented, and the Price change will become effective, only for those orders of Products that are manufactured under the revised Specifications. In addition, Client agrees to purchase, at Patheon’s cost (limited to reasonable, documented, direct out-of-pocket costs for Components consumed in such batch, including all costs incurred by Patheon for the purchase and handling of the Inventory), all Inventory used under the “old” Specifications and purchased or maintained by Patheon in order to fill Firm Orders or under Section 5.2, if the Inventory can no longer be used under the revised Specifications. Open purchase orders for

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Components no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders or under Section 5.2 will be cancelled where possible, and if the orders may not be cancelled without penalty, will be assigned to and satisfied by Client. Patheon shall use commercially reasonable efforts to cancel such orders. Amendments to the Specifications, the Quality Agreement or the Manufacturing Site requested by Patheon will only be implemented following the written approval of Client, such approval not to be unreasonably withheld.

4.5	Multi-Country Packaging Requirements.

If Client decides to have Patheon perform Manufacturing Services for the Product for countries outside the Territory, then Client will inform Patheon of the packaging requirements for each new country and Patheon will prepare a quotation for consideration by Client of any additional Component costs and the change over fees for the Product destined for each new country. The agreed additional packaging requirements and related packaging costs and change over fees will be set out in a written amendment to this Agreement.

4.6	Books and Records

Patheon will maintain complete and accurate books, records and accounts in connection with its manufacture and supply of Products to permit verification of payments made and obligations owed hereunder. Patheon will retain such books, records and account for a period of not less than [*] ([*]) years after the calendar year in which they are prepared, or for such longer period as may be required by Applicable Law.

4.7	Financial Audit

Client and its agents and designees will have the right to audit and inspect Patheon’s books, records, procedures, documentation and any other information relating to the Products, Active Materials, Manufacturing Services, reporting and other items under this Agreement. Such audit will be conducted upon at least [*] ([*]) days advanced written notice to Patheon and during Patheon’s normal business hours. Any undisputed amounts that are determined to be due and owing by one party to the other party following such audit will be paid within [*] ([*]) days thereafter. Client will bear the cost of such audit unless such audit discloses (i) a material breach of this Agreement by Patheon or (ii) an undisputed overpayment by Client arising out of the amounts incorrectly invoiced by Patheon during the audited period of more than [*]% of the amount due, in which event, Patheon will be liable for the cost of the audit and will reimburse Client for any overcharged amounts.

ARTICLE 5

ORDERS, SHIPMENT, INVOICING, PAYMENT

5.1	Orders and Forecasts.

(a)	Rolling [*] Month Forecast. When this Agreement is executed, Client will give Patheon a non-binding [*] month forecast of the volume of Product that Client expects to order in the first [*] months of commercial manufacture of the Product. This forecast will then be routinely updated by Client on or before the [*] day of each month on a rolling forward

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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basis and will be known as the Product Forecast. Client will update the Product Forecast forthwith if it determines that the volumes estimated in the most recent Product Forecast have changed by more than [*]%. The most recent [*] month Product Forecast will prevail.

(b)	Firm Orders for Initial Manufacturing Month. At least [*] months before the start of commercial manufacture of the Product, Client will update the Product Forecast for the first [*] months of manufacture of the Product (the “Initial Manufacturing Period”). The [*] of this updated Product Forecast (“Initial Manufacturing Month”) will constitute a firm written order in the form of a purchase order or otherwise (“First Firm Order”) by Client to purchase and, when accepted by Patheon, for Patheon to manufacture the quantity of the Product. Client may cancel any Batches from the First Firm Order at no cost if notice of cancellation is received by Patheon [*] days or more before the scheduled Delivery Date under the First Firm Order. [*]. The parties agree that this payment will be considered liquidated damages for Patheon’s loss of manufacturing capacity due to the Client’s cancellation of manufacturing and will not be considered a penalty. If the First Firm Order is changed or adjusted as described above then the initial Product Forecast will also be adjusted as necessary. The cancellation rights in this section are subject to Client retaining responsibility for any costs or expenses actually incurred or irrevocably committed by Patheon under this Agreement before it received notice of the cancellation.

(c)	Firm Orders Thereafter. After the Initial Manufacturing Month, on a rolling basis during the term of this Agreement, and on or before the [*] day of each month, Client will issue an updated Product Forecast and the first [*] months of that updated forecast will constitute a firm written order in the form of a purchase order or otherwise (“Firm Order”) by Client to purchase and, when accepted by Patheon, for Patheon to manufacture and deliver the agreed quantity of the Products on a date not less than [*] months from the first day of the month immediately following the date that the Firm Order is submitted. Firm Orders submitted to Patheon will specify Client’s Manufacturing Services purchase order number, quantities by Product type, monthly delivery schedule, and any other elements necessary to ensure the timely manufacture and shipment of the Products. Upon Patheon’s acceptance of a Firm Order, the quantities of Products ordered will be firm and binding on Client and may not be reduced by Client. Each Firm Order that meets the Minimum Run Quantities shall be deemed automatically accepted upon Patheon’s receipt provided that the quantity ordered does not exceed the quantities set forth in the pricing schedule.

(d)	[*] Year Forecast. On or before the [*] day of [*] of each Year, Client will give Patheon a written non-binding [*] forecast, broken down by quarters for the [*] years of the forecast, of the volume of each Product Client then anticipates will be required to be manufactured and delivered to Client during the [*]-year period (the “Extended Product Forecast”).

(e)	Acceptance of Firm Order. As set forth above, each Firm Order that meets the Minimum Run Quantities shall be deemed automatically accepted upon Patheon’s receipt provided that the quantity ordered does not exceed the quantities set forth in the pricing schedule. Patheon will send an acknowledgement of such acceptance to Client within ten Business Days of its receipt of the Firm Order. The acknowledgement will include, subject to

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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confirmation from the Client, the Delivery Date for the Product ordered. The Delivery Date may be amended by agreement of the Parties or as set forth in Sections 2.1(f) or 5.1(b). Patheon shall not unreasonably withhold or delay its acceptance of Firm Orders that do not meet the Minimum Run Quantities or that exceed quantities set forth in the Pricing Schedule, and shall send its acknowledgement of such acceptance as indicated above. Failure to provide such acknowledgement within [*] ([*]) days of receipt of the respective Firm Order shall be deemed an acceptance of such Firm Order by Patheon.

5.2	Reliance by Patheon.

(a)	Client understands and acknowledges that Patheon will rely on the Firm Orders and Product Forecasts submitted under Sections 5.1(a), (b), and (c) in ordering the Components required to meet the Firm Orders. In addition, Client understands that to ensure an orderly supply of the Components, Patheon may want to purchase the Components in sufficient volumes to meet the production requirements for Products during part or all of the forecasted periods referred to in Section 5.1(a) or to meet the production requirements of any longer period agreed to by Patheon and Client. Accordingly, Client authorizes Patheon to purchase Components to satisfy the Manufacturing Services requirements for Products for the first [*] months contemplated in the most recent Product Forecast. Patheon may make other purchases of Components to meet Manufacturing Services requirements for longer periods if agreed to in writing by the parties. The Client will give Patheon written authorization to order Components for any launch quantities of Product requested by Client which will be considered a Firm Order when accepted by Patheon. If Components ordered by Patheon under Firm Orders or this Section 5.2 are not included in finished Products manufactured for Client within [*] months after the forecasted month for which the purchases have been made (or for a longer period as the parties may agree) or if the Components have expired during the period, then Client will pay to Patheon its reasonable, documented costs therefor (including all reasonable, documented costs incurred by Patheon for the purchase and handling of the Components). But if these Components are used in Products subsequently manufactured for Client or in third party products manufactured by Patheon, Client will receive credit for any reasonable, documented costs of those Components previously paid to Patheon by Client.

(b)	If Client fails to take possession or arrange for the destruction of Components within [*] months of purchase or, in the case of finished Product, within [*] months of manufacture, Client will pay Patheon $[*] thereafter for storing the Components or finished Product. Storage fees for Components or Product which contain controlled substances or require refrigeration will be charged at $[*]. Storage fees are subject to a one pallet minimum charge per month. With the exception of validation batches, Patheon may ship finished Product held by it longer than [*] months to the facility designated by the Client, at Client’s expense on [*] days written notice to the Client.

5.3	Minimum Orders.

Client may only order Manufacturing Services for batches of Products in multiples of the Minimum Run Quantities as set out in Schedule B.

5.4	Shipments.

Shipments of Products will be made EXW (INCOTERMS 2000) Patheon’s shipping point unless otherwise mutually agreed. Risk of loss or of damage to Products will remain with Patheon until

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Patheon loads the Products onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to Client. Patheon will, in accordance with Client’s instructions and as agent for Client, (i) arrange for shipping, including preparing and executing a packing list, so that the Product will be delivered to the delivery address on the delivery date set forth in the applicable Firm Order, with such shipping to be paid by Client and (ii) at Client’s risk and expense, obtain any export licence or other official authorization necessary to export the Products. Client will arrange for insurance and will select the freight carrier used by Patheon to ship Products and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement. Products will be packed and transported in accordance with the Specifications.

5.5	On Time Delivery.

(a)	Patheon and the Client understand that there may be uncertainties and necessary adjustments in production schedules during the Initial Manufacturing Period. The parties agree that they will work together closely to expedite deliveries and manage the scheduling of the initial Product launch.

(b)	If, after the Initial Manufacturing Period, Patheon is unable to deliver the quantity of Product ordered under a Firm Order on the Delivery Date due to an act or omission by Patheon (a “Late Delivery”), Client will receive a credit from Patheon for the Late Delivery that will be applied against the purchase price under the next Firm Order. The credit will be [*] % of the Price of the quantities of Product not delivered by Patheon under the Firm Order on the Delivery Date (i.e., Client Credit = [*]).

(c)	[*] Late Delivery will not be a material breach of this Agreement by Patheon for the purposes of Section 8.2, unless Patheon fails to deliver the accepted firm order for [*] days, in which case it may be considered a failure to supply and a material breach of the Agreement. [*] Late Deliveries of more than [*] days past the agreed delivery for accepted Firm Orders within a [*] month period shall also constitute a material breach.

(d)	For clarity, a Late Delivery will not include any delay in shipment of Product caused by events outside of Patheon’s reasonable control, such as a Force Majeure Event, a delay in delivery of API or Materials, delays due to out of specification investigations, a delay in Product release approval from Client, inaccurate Client forecasts, receipt of non-conforming API or Components supplied by Client, or any market driven delays in deliveries from approved vendors.

(e)	Patheon shall notify the Client immediately when it becomes aware of a possible Late Delivery occurring more than [*] ([*]) days after the expected delivery date. Failure to notify Client may be considered a material breach of this agreement for the purposes of Section 8.2,

5.6	Invoices and Payment.

Invoices will be sent by fax or email to the fax number or email address given by Client to Patheon in writing. Invoices will be sent when the Product is manufactured and title is transferred to the Client. Patheon will also submit to Client, with each shipment of Products, a duplicate copy of the invoice covering the shipment. Patheon will also give Client an invoice covering any Inventory or Components which are to be purchased by Client under Section 5.2 of this Agreement. Each invoice will, to the extent applicable, identify Client’s Manufacturing Services purchase order number, Product numbers, names

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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and quantities, unit price, freight charges, and the total amount to be paid by Client. Client will pay all undisputed invoices within 30 days of the date the invoice is sent to the Client. Interest on past due undisputed amounts will accrue at [*]% per month. The Late Delivery credits set forth in this Section 5 are only available to Client if all outstanding undisputed invoices have been paid in full or are within [*] days outstanding from the invoice date when the Late Delivery arose.

5.7	Failure to Supply

In the event, with respect to any particular Product, (i) Patheon cannot or does not, in any calendar month, supply on a timely basis supply at least [*]% of Client’s requirements for such Product, (ii) any facility involved in the manufacture or storage of such Product hereunder is prohibited from, or materially adversely affected in its ability to, produce, store, or otherwise be in involved in the provision of such Product to Client under this Agreement by the appropriate regulatory authorities or due to such failure to comply, (iii) Patheon’s receipt, within any six-month period, of more than one Form 483, warning letters or similar document from a regulatory authority relating to the manufacturing facility or Patheon’s quality systems which may indicate chronic or systematic quality problems at Patheon that could adversely impact Patheon’s ability to supply the Products or (iv) Client properly rejects Products in accordance with Section 6.1(a) and such rejection materially adversely affects Client’s ability to sell the relevant Product, then in addition to, and without limitation of, any legal or equitable remedies available to Client as a result of any breach of this Agreement by Patheon, all rights with respect to such Product shall become nonexclusive, and Client shall be free to engage a third party manufacturer or supplier of such Product (or replacement products) or manufacture it directly upon prior written notice to, but without such prior written consent of, Patheon and Patheon shall be deemed to have licensed to Client the manufacturing rights reasonably necessary to provide for such manufacture. Notwithstanding any provision of this Agreement to the contrary, all reasonable direct costs and expenses incurred by Client in connection with having such Product (or replacement products) manufactured and acquired, less the amount that Client would have paid to Patheon hereunder for such Product had Patheon complied with the terms of this Agreement, shall be borne by Patheon and paid to Client within ten (10) days of demand therefor by Client.

ARTICLE 6

PRODUCT CLAIMS AND RECALLS

6.1	Product Claims.

(a)

Product Claims. Client has the right to reject and return any portion of any shipment of Products that deviates from the Specifications, cGMPs, or Applicable Laws without invalidating any remainder of the shipment. Client or its designated representative, will inspect the Products manufactured by Patheon upon receipt and will give Patheon written notice (a “Deficiency Notice”) of all claims for Products that deviate from the Specifications, cGMPs, or Applicable Laws within 30 days after Client’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within 30 days after discovery by Client, but not after the expiration date of the Product). Should Client fail to give Patheon the Deficiency Notice within the applicable 30 day period, then the delivery will be deemed to have been accepted by Client on the 30th day after delivery or discovery, as applicable. Except as set out in Section 6.3, Patheon will have no liability for any deviations for which it has not received notice within the applicable 30 day period.

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(b)	Determination of Deficiency. Upon receipt of a Deficiency Notice, Patheon will have ten days to advise Client by notice in writing that it disagrees with the contents of the Deficiency Notice. If Client and Patheon fail to agree within ten days after Patheon’s notice to Client as to whether any Products identified in the Deficiency Notice deviate from the Specifications, cGMPs, or Applicable Laws, then the parties will use a mutually approved independent laboratory to evaluate if the Products deviate from the Specifications, cGMPs, or Applicable Laws. This evaluation will be binding on the parties. If the evaluation certifies that any Products deviate from the Specifications, cGMPs, or Applicable Laws, Client may reject and return those Products in the manner contemplated in this Section 6.1 and Patheon will be responsible for the cost of the evaluation. If the evaluation does not so certify for any of the Products, then Client will be deemed to have accepted delivery of the Products on the date the evaluation is delivered by the independent laboratory to the parties and Client will be responsible for the cost of the evaluation. With respect to any Products which Patheon agrees are deficient in accordance with the Deficiency Notice, or which are otherwise found to be deficient by the independent laboratory, Client will be entitled to the remedies set forth in Section 6.3(a).

(c)	Shortages. Claims for shortages in the amount of Products shipped by Patheon will be dealt with by reasonable agreement of the parties.

6.2	Product Recalls and Returns.

(a)	Records and Notice. Patheon and Client will each maintain records necessary to permit a Recall of any Products delivered to Client or customers of Client. Each party will promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Products or which might result in the Recall or seizure of the Products. Upon receiving this notice or upon this discovery, each party will stop making any further shipments of any Products in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Client. “Recall” will mean any action (i) by Client to recover title to or possession of quantities of the Products sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Products from the market); or (ii) by any regulatory authorities to detain or destroy any of the Products. Recall will also include any action by either Party to refrain from selling or shipping quantities of the Products to third parties which would have been subject to a Recall if sold or shipped.

(b)	Recalls. If (i) any governmental or regulatory authority issues a directive, order or, following the issuance of a safety warning or alert about a Product, a written request that any Product be Recalled, (ii) a court of competent jurisdiction orders a Recall, or (iii) Client determines that any Product should be Recalled or that a “Dear Doctor” letter is required relating the restrictions on the use of any Product, Patheon will co-operate as reasonably required by Client, having regard to all applicable laws and regulations.

(c)	Product Returns. Client will have the responsibility for handling customer returns of the Products. Patheon will give Client any assistance that Client may reasonably require to handle the returns.

6.3	Patheon’s Responsibility for Defective and Recalled Products.

(a)

Defective Product. If Client rejects Products under Section 6.1 and the deviation is determined to have arisen from Patheon’s failure to provide the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, Patheon will credit Client’s account for Patheon’s invoice price for the defective Products the (“Defective Product Credit Amount”). If Client previously paid for the defective Products, Patheon will promptly, at Client’s election, either: (i) refund the Defective Product Credit Amount; (ii) offset the Defective Product Credit Amount against other amounts due to

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Patheon hereunder; or (iii) replace the Products with conforming Products without Client being liable for payment therefor under Section 3.1, contingent upon the receipt from Client of all Active Materials required for the manufacture of the replacement Products. For greater certainty, Patheon’s responsibility for any loss of Active Materials in defective Product will be captured and calculated in the Active Materials Yield under Section 2.2.

(b)	Recalled Product. If a Recall or return results from, or arises out of, a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, Patheon will be responsible for the documented out-of-pocket expenses of the Recall or return and will promptly, at Client’s election, either: (i) refund the invoice price for such Recalled or returned Products (the “ Recalled Product Credit Amount “); (ii) offset such Recalled Product Credit Amount against other amounts due to Patheon hereunder; or (iii) use its commercially reasonable efforts to replace the Recalled or returned Products with new Products, contingent upon the receipt from Client of all Active Materials required for the manufacture of the replacement Products. A recall arising out of Patheon’s gross negligence, intentional misconduct, Patheon’s failure to follow cGMP or ICH guidelines is considered a material breach, and in such an event Client shall have the option to terminate the contract without the Remediation Period described in section 8.2(a). For greater certainty, Patheon’s responsibility for any loss of Active Materials in Recalled Product will be captured and calculated in the Active Materials Yield under Section 2.2. If Patheon is unable to replace the Recalled or returned Products (except where this inability results from a failure to receive the required Active Materials), then Client may request Patheon to reimburse Client for the price that Client paid to Patheon for Manufacturing Services for the affected Products. In all other circumstances, Recalls, returns, or other corrective actions will be made at Client’s cost and expense.

(c)	Except as set forth in Sections 6.3(a) and (b) above, Patheon will not be liable to Client nor have any responsibility to Client for any deficiencies in, or other liabilities associated with, any Product manufactured by it, (collectively, “Product Claims”). For greater certainty, Patheon will have no obligation for any Product Claims to the extent the Product Claim (i) is caused by deficiencies in the Specifications, the safety, efficacy, or marketability of the Products or any distribution thereof, (ii) results from a defect in a Component that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iii) results from a defect in the Active Materials or Components supplied by Client that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iv) is caused by actions of third parties occurring after the Product is shipped by Patheon under Section 5.4, (v) is due to packaging design or labelling defects or omissions for which Patheon has no responsibility, (vi) is due to any unascertainable reason despite Patheon having performed the Manufacturing Services in accordance with the Specifications, cGMP’s, and Applicable Laws, or (vii) is due to any other breach by Client of its obligations under this Agreement.

6.4	Disposition of Defective or Recalled Products.

Client will not dispose of any damaged, defective, returned, or Recalled Products for which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so. Alternatively, Patheon may instruct Client to return the Products to Patheon. Patheon will bear the cost of disposition for any damaged, defective, returned or Recalled Products for which it bears responsibility under Section 6.3 and will promptly reimburse Client for any such costs which may be incurred directly by Client. In all other circumstances, Client will bear the cost of disposition, including all applicable fees for Manufacturing Services, for any damaged, defective, returned, or Recalled Products. In all other circumstances, Client will bear the cost of disposition, including all applicable fees for Manufacturing Services, for any damaged, defective, returned, or Recalled Products.

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6.5	Healthcare Provider or Patient Questions and Complaints.

Client will have the sole responsibility for responding to questions and complaints from its customers. Questions or complaints received by Patheon from Client’s customers, healthcare providers or patients will be promptly (but in any event, within one business day) referred to Client. Patheon will co-operate as reasonably required to allow Client to determine the cause of and resolve any questions and complaints. This assistance will include follow-up investigations, including testing. In addition, Patheon will give Client all mutually agreed upon information that will enable Client to respond properly to questions or complaints about the Products as set forth in the Quality Agreement. Unless it is determined that the cause of the complaint resulted from a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, all costs incurred under this Section 6.5 will be borne by Client.

6.6	Sole Remedy.

Except for the indemnity set forth in Section 10.3, the recovery of direct damages, the recovery of damages for breaches of Article 11 hereof and subject to the limitations set forth in Sections 10.1 and 10.2, the remedies described in this Article 6 will be Client’s sole remedy for any failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws.

ARTICLE 7

CO-OPERATION

7.1	Quarterly Review.

Each party will forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers will meet not less than quarterly to review the current status of the business relationship and manage any issues that have arisen.

7.2	Governmental Agencies.

Subject to Section 7.8, each party may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting regulatory approval for the Products, regarding the Products if, in the opinion of that party’s counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation. Unless, in the reasonable opinion of its counsel, there is a legal prohibition against doing so, a party will permit the other party to accompany and take part in any communications with the agency, and to receive copies of all communications from the agency.

7.3	Records and Accounting by Patheon.

Patheon will keep records of the manufacture, testing, and shipping of the Products, and retain samples of the Products as are necessary to comply with manufacturing regulatory requirements applicable to Patheon, as well as to assist with resolving Product complaints and other similar investigations. Copies of the records and samples will be retained for a period of one year following the date of Product expiry, or longer if required by law, at which time Client will be contacted concerning the delivery and destruction of the documents and/or samples of Products. Client is responsible for retaining samples of the Products necessary to comply with the legal/regulatory requirements applicable to Client.

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7.4	Inspection.

Client may inspect Patheon reports and records relating to this Agreement during normal business hours and with reasonable advance notice, but a Patheon representative must be present during the inspection.

7.5	Access and GMP Auditing.

Patheon will give Client reasonable access with reasonable prior written notice to the areas of the Manufacturing Site in which the Products are manufactured, stored, handled, or shipped to permit Client to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs, and Applicable Laws. But, with the exception of “for-cause” audits, Client will be limited each Year to one cGMP-type audit, lasting no more than two days, and involving no more than two auditors. Client may request additional cGMP-type audits, additional audit days, or the participation of additional auditors subject to payment to Patheon of a fee of $[*] for each additional audit day and $[*] per audit day for each additional auditor.

7.6	Notification of Regulatory Inspections.

Patheon will make its internal practices, books and records relating to the manufacture of the Products available and allow access to all facilities used for manufacturing the Products to any Authority having jurisdiction over the manufacture of the Products for the purposes of determining Patheon’s compliance with Applicable Laws, including, but not limited to, cGMPs. Patheon will notify Client by telephone and e-mail within one business day of any notice of any proposed or announced inspections, and as soon as possible (but in any case within after any unannounced inspection, by any Authority relating to the Products. Patheon will provide the Client with a reasonable description in writing of each such inspection promptly (but in no event later than five calendar days) thereafter, and with copies of any Authority-issued inspection observation reports (including, without limitation, Form 483s and equivalent forms from other regulatory bodies) and Authority correspondence, purged only of third party confidential information. Patheon will also notify Client of receipt of any other form 483’s or warning letters or any other significant regulatory action which Patheon’s quality assurance group determines could impact the regulatory status of the Products. Patheon and Client will cooperate in resolving any concerns with any Authority, and the Client may review Patheon’s responses to any such reports and communications, and Patheon will in its reasonable discretion incorporate into such responses any comments received from the Client. Patheon will also inform the Client of any action taken by any Authority against Patheon or any of its officers or employees which may be reasonably expected to adversely affect the Products or Patheon’s ability to supply the Products hereunder within two Business Days after the action is taken.

7.7	Reports.

Patheon will supply on an annual basis all Product data in its control, including release test results, complaint test results, and all investigations (in manufacturing, testing, and storage), that Client reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report that Client is required to file with the FDA. At the Client’s request, Patheon will provide a copy of the Annual Product Review Report, and any batch release test results to the Client at no additional cost. Any additional report requested by Client beyond the scope of cGMPs and customary FDA requirements will be subject to an additional fee to be agreed upon between Patheon and the Client.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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7.8	FDA Filings.

(a)	Regulatory Authority. Client will have the sole responsibility for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture of the Products. Patheon will assist Client, to the extent consistent with Patheon’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture of all Products as quickly as reasonably possible.

(b)	Verification of Data. At least 21 days prior to filing any documents with any Regulatory Authority that incorporate data generated by Patheon, Client will give Patheon a copy of the documents incorporating this data to give Patheon the opportunity to verify the accuracy and regulatory validity of those documents as they relate to Patheon generated data.

(c)	Verification of CMC. At least 21 days prior to filing with any Regulatory Authority any documentation which is or is equivalent to the FDA’s Chemistry and Manufacturing Controls (“CMC”) related to any Marketing Authorization, such as a New Drug Application or Abbreviated New Drug Application, Client will give Patheon a copy of the CMC as well as all supporting documents which have been relied upon to prepare the CMC that directly relate to Patheon data or processes and have not been previously reviewed by Patheon. This disclosure will permit Patheon to verify that the CMC accurately describes the work that Patheon has performed and the manufacturing processes that Patheon will perform under this Agreement. Client will give Patheon copies of all applicable CMC sections of FDA filings at the time of submission, for submissions which contain CMC information regarding the Product.

(d)	Deficiencies. If, in Patheon’s sole discretion, acting reasonably, Patheon determines that any of the information given by Client under clauses (b) and (c) above is inaccurate or deficient in any manner whatsoever (the “Deficiencies”), Patheon will notify Client in writing of the Deficiencies within the 21 day timeframe provision. The parties will meet to discuss any deficiencies and work together to have the Deficiencies resolved prior to any pre-approval inspection, provided that to the extent of any disagreement concerning the form or content any information or submissions covered by subsections (b) and (c) above, Client will have the final decision-making authority.

(e)	Client Responsibility. For clarity, the parties agree that in reviewing the documents referred to in clause (b) above, Patheon’s role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by Patheon. Subject to the foregoing, Patheon will not assume any responsibility for the accuracy of any application for receipt of an approval by a regulatory authority. The Client is solely responsibility for the preparation and filing of the application for approval by the regulatory authorities and any relevant costs will be borne by the Client.

(f)	Inspection by Regulatory Authorities. If Client does not give Patheon the documents requested under clause (b) above within the time specified and if Patheon reasonably believes that Patheon’s standing with a regulatory authority may be jeopardized, Patheon may, in its sole discretion, delay or postpone any inspection by the regulatory authority until Patheon has reviewed the requested documents and is satisfied with their contents.

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ARTICLE 8

TERM AND TERMINATION

8.1	Initial Term.

This Agreement will become effective as of the Effective Date and will continue until the third anniversary of the Commencement Date (the “Initial Term”), unless terminated earlier by one of the parties in accordance herewith. This Agreement will automatically continue after the Initial Term for successive terms of two years each (each a “Successive Term”) unless either party gives written notice to the other party of its intention to terminate this Agreement at least [*] months prior to the end of the then current term.

(a)	Client may terminate this Agreement, for any reason or no reason, at any time during the Initial Term or any Successive Term with at least [*] months prior written notice (a “Termination Notice”) to Patheon (a “Client Termination”).

(b)	Except for a termination under Sections 8.2 (a), (b) or (c), if there is a Client Termination for the Product prior to the expiration of the Initial Term, Client shall pay to Patheon (i) $[*] if the effective date of the Client Termination occurs after the Effective Date but before the end of [*] months after the Commencement Date, (ii) $[*] if the effective date of the Client Termination occurs between [*] months and [*] months after the Commencement Date or (iii) $[*] if the effective date of the Client Termination occurs during between [*] months and [*] months after the Commencement Date of the Initial Term (the “Client Termination Payment”). The Client Termination Payment shall be due to Patheon no later than [*] business days following the effective date of the Client Termination. For the avoidance of doubt, no Client Termination Payment shall result from a Client Termination that is effective on or after the expiration of the Initial Term or from a Client Termination made under Sections 8.2 (a), (b) or (c).

8.2	Termination for Cause.

(a)	Either party at its sole option may terminate this Agreement upon written notice where the other party has failed to remedy a material breach of any of its representations, warranties, or other obligations under this Agreement within 60 days following receipt of a written notice (the “Remediation Period”) of the breach that expressly states that it is a notice under this Section 8.2(a) (a “Breach Notice”). The aggrieved party’s right to terminate this Agreement under this Section 8.2(a) may only be exercised for a period of 60 days following the expiry of the Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party will be deemed to have waived the breach of the representation, warranty, or obligation described in the Breach Notice.

(b)	Either party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other party if: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party; or (iii) this Agreement is assigned by the other party for the benefit of creditors.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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(c)	Client may terminate this Agreement as to any Product upon 30 days’ prior written notice if any Authority takes any action, or raises any objection, that prevents Client from importing, exporting, purchasing, or selling the Product. But if this occurs, Client will still fulfill all of its obligations under Section 8.4 below [and under any Capital Equipment Agreement regarding this Product].

(d)	Patheon may terminate this Agreement upon [*] months’ prior written notice if Client assigns under Section 13.6 any of its rights under this Agreement to an assignee that, in the opinion of Patheon acting reasonably, is: (i) not a credit worthy substitute for Client; or (ii) a direct competitor of Patheon. A direct competitor, for the purposes of this section, means an entity that derives not less than [*]% of its annual revenue from any combination of contract pharmaceutical manufacturing or contract pharmaceutical development services.

8.3	Product Discontinuation.

Client will give at least [*] months’ advance notice if it intends to no longer order Manufacturing Services for a Product due to this Product’s discontinuance in the market.

8.4	Obligations on Termination.

If this Agreement is completed, expires, or is terminated in whole or in part for any reason, then:

(a)	Patheon will cease the manufacture of Products and will terminate any unfilled orders with third parties that Patheon may have previously submitted with respect to Components, to the extent such orders may be terminated or revoked using commercially reasonable efforts.

(b)	Client will take delivery of and pay for all undelivered Products that are manufactured and/or packaged under a Firm Order, at the price in effect at the time the Firm Order was placed;

(c)	Client will purchase, at Patheon’s direct out-of-pocket cost (including all costs incurred by Patheon for the purchase and handling of the Inventory), the Inventory applicable to the Products which was purchased, produced or maintained by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2;

(d)	Client will satisfy the purchase price payable under Patheon’s orders with suppliers of Components, if the orders were made by Patheon in reliance on Firm Orders or in accordance with Section 5.2;

(e)	Patheon will return to Client all unused Active Materials (with shipping and related expenses, if any, to be borne by Client); and

(f)	Client acknowledges that no Patheon competitor will be permitted access to the Manufacturing Site.

(g)	Client will make commercially reasonable efforts, at its own expense, to remove from Patheon site(s), within fifteen Business Days, all of Client’s Components, Inventory and

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Materials (whether current or obsolete), supplies, undelivered Product, chattels, equipment or other moveable property owned by Client, related to the Agreement and located at a Patheon site or that is otherwise under Patheon’s care and control (“Client Property”). If Client fails to remove the Client Property within [*] Business Days following the completion, termination, or expiration of the Agreement Client will pay Patheon $[*] per pallet, per month, one pallet minimum ($[*] per pallet, per month, one pallet minimum, for any of the Client Property that contains controlled substances or requires refrigeration) thereafter for storing the Client Property and will assume any third party storage charges invoiced to Patheon regarding the Client Property. Patheon will invoice Client for the storage charges as set forth in Section 5.6 of this Agreement.

Any termination or expiration of this Agreement will not affect any outstanding obligations or payments due hereunder prior to the termination or expiration, nor will it prejudice any other remedies that the parties may have under this Agreement or any related Capital Equipment Agreement. For greater certainty, termination of this Agreement for any reason will not affect the obligations and responsibilities of the parties under Articles 10 and 11 and Sections 5.4, 5.6, 8.4, 13.1, 13.2, 13.3, and 13.15, all of which survive any termination.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1	Authority.

(a)	Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

(b)	this Agreement has been duly executed and delivered by, and is a legal and valid obligation binding upon such party, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity; and

(c)	the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under this Agreement by such party (i) does not conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including, but not limited to, its certificate of incorporation or by-laws, and (ii) does not violate Applicable Laws or any judgment, injunction, order or decree of any Authority having jurisdiction over it.

9.2	Client Warranties.

Client covenants, represents, and warrants that:

(a)	Non-Infringement.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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(i)	the Specifications for each of the Products are its or its Affiliate’s property and that Client may lawfully disclose the Specifications to Patheon;

(ii)	any Client Intellectual Property, used by Patheon in performing the Manufacturing Services according to the Specifications (A) is owned or controlled by Client or its Affiliates, (B) may be lawfully used as directed by Client, and (C) to its knowledge does not infringe and will not infringe any Third Party Rights;

(iii)	the performance of the Manufacturing Services by Patheon for any Product under this Agreement or the use or other disposition of any Product by Patheon as may be required to perform its obligations under this Agreement does not and will not infringe any Third Party Rights;

(iv)	there are no actions or other legal proceedings, concerning the infringement of Third Party Rights related to any of the Specifications, or any of the Active Materials and the Components, or the sale, use, or other disposition of any Product made in accordance with the Specifications;

(b)	Quality and Compliance.

(i)	the Specifications for all Products conform to all applicable cGMPs and Applicable Laws;

(ii)	the Products, if labelled and manufactured in accordance with the Specifications and in compliance with applicable cGMPs and Applicable Laws (i) may be lawfully sold and distributed in every jurisdiction in which Client markets the Products, (ii) will be fit for the purpose intended, and (iii) will be safe for human consumption;

(iii)	on the date of shipment, the API will conform to the specifications for the API that Client has given to Patheon and that the API will be adequately contained, packaged, and labelled and will conform to the affirmations of fact on the container.

9.3	Patheon Warranties.

Patheon covenants, represents, and warrants that:

(a)	it will perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws; and

(b)	any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate’s unencumbered property, (ii) may be lawfully used by Patheon, and (iii) does not infringe and will not infringe any Third Party Rights.

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(c)	it has and will maintain throughout the term of this Agreement, the expertise, with respect to personnel and equipment, to fulfill the obligations established hereunder, and has obtained all requisite material licenses, authorizations and approvals required by all Authorities to manufacture the Products;

(d)	the Manufacturing Site, all other facilities, all equipment and all personnel to be employed by Patheon in rendering the Manufacturing Services are currently, and will be at the time each batch of Products is produced, qualified in accordance with all Applicable Laws, including, but not limited to, cGMPs;

(e)	there are no pending or uncorrected citations or adverse conditions noted in any inspection of the Manufacturing Site or any other facilities to be employed by Patheon in rendering the Manufacturing Services which would cause the Products to be misbranded or adulterated within the meaning of the Act, including, but not limited to, all cGMPs;

(f)	the Manufacturing Services and the contributions of Patheon to the manufacture of the finished Product in accordance with this Agreement do not and will not infringe any Third Party Rights, except to the extent caused or contributed to by any breach of Client’s warranties under Section 9.2(a);

(g)	there are no pending or threatened claims against Patheon asserting that any of the activities of Patheon relating to the conduct of the activities contemplated herein by Client, infringe, misappropriate, or violate any Third Party Rights;

(h)	all employees, consultants, subcontractors and agents performing services for Patheon hereunder have assigned, or will assign, in writing to Patheon all of their right, title and interest in, to and under any and all Inventions directly relating to the Product;

(i)	all Product manufactured and supplied to the Client under this Agreement will not be adulterated or misbranded within the meaning of the Act or other Applicable Laws as of the time that the finished Product is transferred to the carrier at Patheon’s shipping point; and

(j)	all Product manufactured and supplied to the Client under this Agreement will have the minimum Shelf Life specified for such Product in the Specifications and, in any event, will be shipped to the Client promptly (and in any event not more than three months) after the date of its manufacture.

9.4	Debarred Persons.

Patheon covenants that it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b). Patheon represents that it does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Federal Food, Drug, and Cosmetic Act (United States).

9.5	Permits.

Client will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals.

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Patheon will maintain at all relevant times all governmental permits, licenses, approval, and authorities required to enable it to lawfully and properly perform the Manufacturing Services.

9.6	No Warranty.

NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. PATHEON MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY FOR THE PRODUCTS.

ARTICLE 10

REMEDIES AND INDEMNITIES

10.1	Consequential Damages.

Under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, breach of statutory duty, or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business, or goodwill or (ii) for any other liability, damage, costs, or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages. The foregoing limitation shall not apply to claims for indemnification under Section 10.3 and 10.4, or breaches of Article 11.

10.2	Limitation of Liability.

(a)	Active Materials. Except as expressly set forth in Section 2.2 and Article 6, under no circumstances will Patheon be responsible for any loss or damage to the Active Materials. Patheon’s maximum responsibility for loss or damage to the Active Materials will not exceed the Maximum Credit Value set forth in Schedule D.

(b)	Maximum Liability. Except for the obligation to indemnify Client under Section 10.3, Patheon’s maximum liability under this Agreement for any reason whatsoever, including, without limitation, any liability arising under Article 6 hereof or resulting from any and all breaches of its representations, warranties, or any other obligations under this Agreement will not exceed the percent of revenue to Patheon from this Agreement in the applicable Year, for the volumes indicated in the following table up to a maximum of $[*] USD, in the aggregate, excluding Patheon’s liability to refund or credit the Defective Product Credit Amount or replace defective Products under Section 6.3(a).

Tier	% of revenues
[*] batches/year	[*]%
[*] batches/year	[*]%
[*] batches/year	[*]%

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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10.3	Patheon.

Patheon agrees to defend, indemnify, and hold Client, its officers, employees, and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to any claim of personal injury or property damage to the extent that the injury or damage is the result of (i) a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, (ii) a breach of this Agreement by Patheon, including, without limitation, any representation or warranty contained here; or (iii) Patheon’s negligence or intentional misconduct, except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of Client, its officers, employees, agents, or Affiliates.

10.4	Client.

Client agrees to defend, indemnify, and hold Patheon, its officers, employees, and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to (i) any claim of infringement or alleged infringement of any Third Party Rights in the Products, or any portion thereof; (ii) or any claim of personal injury or property damage to the extent that the injury or damage is the result of a breach of this Agreement by Client, including, without limitation, any representation or warranty contained herein, except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of Patheon, its officers, employees, or agents.

10.5	Procedure.

If a claim occurs for which a party has an indemnification obligation under Section 10.3 or 10.4, the indemnified party (the “ Indemnitee “) will: (a) promptly notify the indemnifying party (the “ Indemnitor “) in writing of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with the Indemnitor in the defense of the claim; and (d) permit the Indemnitor to control the defense and settlement of the claim, with counsel reasonably satisfactory to the Indemnitee, all at the Indemnitor’s cost and expense. If the Indemnitor assumes the defense of the claim, the Indemnitee may participate in such defense with the Indemnitee’s own counsel who will be retained, at the Indemnitee’s sole cost and expense; provided, however, that neither the Indemnitor nor the Indemnitee will consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. If the Indemnitee withholds consent in respect of a judgment or settlement involving only the payment of money by the Indemnitor and which would not involve any stipulation or admission of liability or result in the Indemnitee becoming subject to injunctive relief or other relief, the Indemnitor will have the right, upon written notice to the Indemnitee within five (5) days after receipt of the Indemnitee’s written denial of consent, to pay to the Indemnitee, or to a trust for its or the applicable third party’s benefit, such amount established by such judgment or settlement in addition to all interest, costs or other charges relating thereto, together with all attorneys’ fees and expenses incurred to such date for which the Indemnitor is obligated under this Agreement, if any, at which time the Indemnitor’s rights and obligations with respect to such claim will cease. The Indemnitor will not be liable for any settlement or other disposition of a claim by the Indemnitee which is reached without the written consent of the Indemnitor, acting reasonably.

10.6	Reasonable Allocation of Risk.

This Agreement (including, without limitation, this Article 10) is reasonable and creates a reasonable allocation of risk for the relative profits the parties each expect to derive from the Products. Patheon assumes only a limited degree of risk arising from the manufacture, distribution, and use of the Products because Client has developed and holds the marketing approval for the Products, Client requires Patheon to manufacture and label the Products strictly in accordance with the Specifications, and Client, not Patheon, is best positioned to inform and advise potential users about the circumstances and manner of use of the Products.

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ARTICLE 11

CONFIDENTIALITY

11.1	Confidentiality.

The Confidentiality Agreement will apply to all Confidential Information disclosed by the parties under this Agreement. If the Confidentiality Agreement expires or is terminated prior to the expiration or termination of this Agreement, the terms of the Confidentiality Agreement will continue to govern the parties’ obligations of confidentiality for any confidential or proprietary information disclosed by the parties hereunder, for the term of this Agreement, as though the Confidentiality Agreement remained in full force and effect.

ARTICLE 12

DISPUTE RESOLUTION

12.1	Commercial Disputes.

If any dispute arises out of this Agreement (other than a dispute under Section 6.1(b) or a Technical Dispute, as defined herein), the parties will first try to resolve it amicably. In that regard, any party may send a notice of dispute to the other, and each party will appoint, within ten Business Days from receipt of the notice of dispute, a single representative having full power and authority to solve the dispute. The representatives will meet as necessary in order to resolve the dispute. If the representatives fail to resolve the matter within one month from their appointment, or if a party fails to appoint a representative within the ten Business Day period set forth above, the dispute will immediately be referred to the Chief Operating Officer (or another officer as he/she may designate) of each party who will meet and discuss as necessary to try to resolve the dispute amicably. Should the parties fail to reach a resolution under this Section 12.1, the dispute will be referred to a court of competent jurisdiction in accordance with Section 13.15.

12.2	Technical Dispute Resolution.

If a dispute arises (other than disputes under Sections 6.1(b) or 12.1) between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage, or other activities under this Agreement (a “Technical Dispute”), the parties will make all reasonable efforts to resolve the dispute by amicable negotiations. In that regard, senior representatives of each party will, as soon as practicable and in any event no later than ten Business Days after a written request from either party to the other, meet in good faith to resolve any Technical Dispute. If, despite this meeting, the parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within 30 Business Days of the written request, the Technical Dispute will, at the request of either party, be referred for determination to an expert in accordance with Schedule E. If the parties cannot agree that a dispute is a Technical Dispute, Section 12.1 will prevail. For greater certainty, the parties agree that the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including Schedule E) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

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ARTICLE 13

MISCELLANEOUS

13.1	Inventions.

(a)	For the term of this Agreement, Client hereby grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property which Patheon must use in order to perform the Manufacturing Services.

(b)	All Inventions and Intellectual Property generated or derived by Patheon while performing the Manufacturing Services, to the extent it is specific to the development, manufacture, use, and sale of Client’s Product or Active Materials that are the subject of the Manufacturing Services (including, but not limited to, any new use, new formulation or any change in the method of producing, testing or storing any Product), will be the exclusive property of Client. Patheon will execute such instruments as will be required to evidence or effectuate the Client’s ownership of any such Inventions or other Intellectual Property, and will cooperate upon reasonable request in the prosecution of patents and other Intellectual Property rights related thereto.

(c)	All Patheon Intellectual Property will be the exclusive property of Patheon. Patheon hereby grants to Client a worldwide perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable and sub-licensable license to use the Patheon Intellectual Property used by Patheon to perform the Manufacturing Services to enable Client to manufacture and have manufactured the Product(s) and to use, import, export, offer to sell, and sell the same, with full right to sublicense to any third party in connection with the manufacture, sale or distribution of the Product.

(d)	Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.

(e)	Either party will give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the Products or processes or technology owned or otherwise controlled by the party.

13.2	Intellectual Property.

Subject to Section 13.1, all Client Intellectual Property will be owned by Client and all Patheon Intellectual Property will be owned by Patheon. Neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement. Each party hereby acknowledges that it does not have, and will not acquire any interest in any of the other party’s trademarks or trade names unless otherwise expressly agreed. Each party agrees not to use any trademarks or trade names of the other party, except as specifically authorized by the other party in writing both as to the names or marks which may be used and as to the manner and prominence of use. All goodwill in any trademarks will inure to the benefit of the trademark owner. Client, in its sole discretion, will determine the trademarks and trade names owned or licensed by Client to be used in connection with the Products, including without limitation, the trademarks and trade names which will appear on the labels, packaging, and any promotional or other materials related to the Products. Patheon will use those trademarks and trade names notified by Client to Patheon for use in the labelling and packaging of the Products, and Patheon will use only such notified trademarks and trade names for such purpose. Upon expiration or termination of this Agreement, Patheon will immediately cease using all of Client’s trademarks and trade names.

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13.3	Insurance.

Each party will maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of three years thereafter. This insurance will have policy limits of not less than (i) $[*] for each occurrence for personal injury or property damage liability; and (ii) $[*] in the aggregate per annum for product and completed operations liability. If requested each party will give the other a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability. The insurance certificate will further provide for a minimum of 30 days’ written notice to the insured of a cancellation of, or material change in, the insurance. If a party is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the party will forthwith notify the other party in writing and the parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.

13.4	Independent Contractors.

The parties are independent contractors and this Agreement will not be construed to create between Patheon and Client any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.

13.5	No Waiver.

Either party’s failure to require the other party to comply with any provision of this Agreement will not be deemed a waiver of the provision or any other provision of this Agreement, with the exception of Sections 6.1 and 8.2.

13.6	Assignment.

(a)	Patheon may not assign this Agreement or any of its rights or obligations hereunder without the written consent of Client, this consent not to be unreasonably withheld. But Patheon may arrange for subcontractors to perform specific testing services arising under this Agreement without the consent of Client, provided, however, that Patheon will provide advance notice of the name and function of any such subcontractor and will ensure such subcontractor’s adherence to the terms of this Agreement, including, but not limited to, the obligations of confidentiality set forth in Article 11

(b)	Subject to Section 8.2(d), Client may assign this Agreement or any of its rights or obligations hereunder without approval from Patheon. But Client will give Patheon prior written notice of any assignment, any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement.

(c)	Despite the foregoing provisions of this Section 13.6, either party may assign this Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business, but the assignee must execute an agreement with the non-assigning party whereby it agrees to be bound hereunder.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

37

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13.7	Force Majeure.

Neither party will be liable for the failure to perform its obligations under this Agreement if the failure is caused by strikes or other labour disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, (lack of or inability to obtain fuel, power or components due to widespread market shortages, or compliance with any order or regulation of any government entity acting within colour of right (a “Force Majeure Event”). A party claiming a right to excused performance under this Section 13.7 will immediately notify the other party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance. Notwithstanding the foregoing, such party will be excused by reason of the Force Majeure Event only so long as it is exercising commercially reasonable efforts to overcome such event. Notwithstanding the foregoing, if a Force Majeure Event prevents a party’s performance under this Agreement for an aggregate of sixty (60) days, the other party may terminate this Agreement upon written notice to the non-performing party. Neither party will be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement.

13.8	Additional Product.

Additional products may be added to this Agreement and the additional products will be governed by the general conditions hereof with any special terms (including, without limitation, price) governed by amendments to Schedules A, B, and C as applicable.

13.9	Notices.

Any notice, approval, instruction or other written communication required or permitted hereunder will be sufficient if made or given to the other party by personal delivery, by telecopy, facsimile communication, or confirmed receipt electronic mail or by sending the same by first class mail, postage prepaid to the respective addresses, telecopy or facsimile numbers or electronic mail addresses set forth below:

If to Client:

Attention: Harish Pimplaskar, Jeff Nelson

Telecopier No.: 704.752.1479

Email address:

[Pimplaskar@chelsearx.com

Nelson@cheslearx.com]

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If to Patheon:

Patheon Inc.

2100 Syntex Court

Mississauga, Ontario L5N 7K9

Canada

Attention: Law Department

Telecopier No.: 905.812.6613

[NTD: insert local site and affiliate name, address and Telecopier number here in place of above address as required]

With a copy to:

Patheon Inc.

4721 Emperor Boulevard

Research Triangle Park,

NC 27703

Attention: General Counsel

Telecopier No.: 919-474-2269

or to any other addresses, telecopy or facsimile numbers or electronic mail addresses given to the other party in accordance with the terms of this Section 13.9. Notices or written communications made or given by personal delivery, telecopy, facsimile, or electronic mail will be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States, Canada, or {European Union} mail, postage prepaid or upon receipt, whichever is sooner.

13.10	Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions hereof, because each provision is separate, severable, and distinct.

13.11	Entire Agreement.

This Agreement, together with the Quality Agreement and the Confidentiality Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings concerning the subject matter hereof. Any modification, amendment, or supplement to this Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents will be this Agreement, the Quality Agreement, and the Confidentiality Agreement.

13.12	Other Terms.

No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement, regardless of any failure of Client or Patheon to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement and is signed by both parties.

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13.13	No Third Party Benefit or Right.

For greater certainty, nothing in this Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement.

13.14	Execution in Counterparts.

This Agreement may be executed in two or more counterparts, by original or facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.15	Use of Client Name.

Patheon will not make any use of Client’s name, trademarks or logo or any variations thereof, alone or with any other word or words, without the prior written consent of Client, which consent will not be unreasonably withheld. Despite this, Client agrees that Patheon may include Client’s name and logo in customer lists or related marketing and promotional material for the purpose of identifying users of Patheon’s Manufacturing Services.

13.16	Governing Law.

This Agreement will be construed and enforced in accordance with the laws of the State of New York, excluding its conflicts of law provisions, and the laws of the United States of America applicable therein and subject to the exclusive jurisdiction of the courts thereof. The UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

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IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first written above.

PATHEON INC.

by	/s/ Dean Wilson

—

by	Dean Wilson

CHELSEA THERAPEUTICS INC.

by	/s/ Joseph Oliveto

by	Joseph Oliveto

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SCHEDULE A

PRODUCT LIST AND SPECIFICATIONS

Product List

Northera Capsules 100mg, 90 count bottles

Northera Capsules 100mg, 21 count bottles

Northera Capsules 200mg, 90 count bottles

Northera Capsules 200mg, 21 count bottles

Northera Capsules 300mg, 90 count bottles

Northera Capsules 300mg, 21 count bottles

Specifications

Prior to the start of commercial manufacturing (not including any pre-approval validation batches) of Product under this Agreement Client will give Patheon the originally executed copies of the FDA approved Specifications. If the Specifications received are subsequently amended, then Client will give Patheon the revised and originally executed copies of the revised Specifications. Upon acceptance of the revised Specifications, Patheon will give Client a signed and dated receipt indicating Patheon’s acceptance of the revised Specifications.

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SCHEDULE B

MINIMUM RUN QUANTITY, ANNUAL VOLUME, AND PRICE

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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SCHEDULE C

ANNUAL STABILITY TESTING

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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SCHEDULE D

ACTIVE MATERIALS

Active Materials	Supplier
Droxidopa	Dainippon Sumitomo Pharma Co
Droxidopa	Piramal Healthcare Limited

ACTIVE MATERIALS CREDIT VALUE

The Active Materials Credit Value will be as follows:

[*]

MAXIMUM CREDIT VALUE

Patheon’s liability for Active Materials calculated in accordance with Section 2.2 of the Agreement in a Year will not exceed, in the aggregate, for the volumes indicated, the maximum credit value set forth below, expressed as a percentage of revenues to Patheon under this Agreement:

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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SCHEDULE E

TECHNICAL DISPUTE RESOLUTION

Technical Disputes which cannot be resolved by negotiation as provided in Section 12.2 will be resolved in the following manner:

1.	Appointment of Expert. Within ten Business Days after a party requests under Section 12.2 that an expert be appointed to resolve a Technical Dispute, the parties will jointly appoint a mutually acceptable expert with experience and expertise in the subject matter of the dispute. If the parties are unable to so agree within the ten Business Day period, or in the event of disclosure of a conflict by an expert under Paragraph 2 hereof which results in the parties not confirming the appointment of the expert, then an expert (willing to act in that capacity hereunder) will be appointed by an experienced arbitrator on the roster of ADR Chambers who will be a retired judge of the Ontario Superior Court of Justice or on the roster of the American Arbitration Association.

2.	Conflicts of Interest. Any person appointed as an expert will be entitled to act and continue to act as an expert even if at the time of his appointment or at any time before he gives his determination, he has or may have some interest or duty which conflicts or may conflict with his appointment if before accepting the appointment (or as soon as practicable after he becomes aware of the conflict or potential conflict) he fully discloses the interest or duty and the parties will, after the disclosure, have confirmed his appointment.

3.	Not Arbitrator. No expert will be deemed to be an arbitrator and the provisions of the Arbitration Act (Ontario) or of any other applicable statute (foreign or domestic) and the law relating to arbitration will not apply to the expert or the expert’s determination or the procedure by which the expert reaches his determination under this Schedule E.

4.	Procedure. Where an expert is appointed:

(a)	Timing. The expert will be so appointed on condition that (i) he promptly fixes a reasonable time and place for receiving representations, submissions or information from the parties and that he issues the authorizations to the parties and any relevant third party for the proper conduct of his determination and any hearing and (ii) he renders his decision (with full reasons) within 15 Business Days (or another other date as the parties and the expert may agree) after receipt of all information requested by him under Paragraph 4(b) hereof.

(b)	Disclosure of Evidence. The parties undertake one to the other to give to any expert all the evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before him which they will disclose promptly and in any event within five Business Days of a written request from the relevant expert to do so.

(c)	Advisors. Each party may appoint any counsel, consultants and advisors as it feels appropriate to assist the expert in his determination and so as to present their respective cases so that at all times the parties will co-operate and seek to narrow and limit the issues to be determined.

(d)

Appointment of New Expert. If within the time specified in Paragraph 4(a) above the expert will not have rendered a decision in accordance with his appointment, a new expert may (at the request of either party) be appointed and the appointment of the existing expert will thereupon cease for the purposes of determining the matter at issue between the parties save this if the existing expert renders his decision with full reasons

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prior to the appointment of the new expert, then this decision will have effect and the proposed appointment of the new expert will be withdrawn.

(e)	Final and Binding. The determination of the expert will, except for fraud or manifest error, be final and binding upon the parties.

(f)	Costs. Each party will bear its own costs for any matter referred to an expert hereunder and, in the absence of express provision in the Agreement to the contrary, the costs and expenses of the expert will be shared equally by the parties.

For greater certainty, the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including this Schedule E) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

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SCHEDULE F

COMMERCIAL QUALITY AGREEMENT

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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SCHEDULE G

[FORM OF] SHIPPING LOGISTICS PROTOCOL

[NTD: regional variations in the instructions etc. may be necessary while maintaining the EXWorks principle and the export principles outlined below]

Shipping will be carried out under the following terms and conditions:

[NOTE TO DRAFT: Use this section if we are only shipping within the country of manufacture.]

Shipping terms will be EXW (INCOTERMS 2010), the Manufacturing Site.

[NOTE TO DRAFT: Use this section if we are exporting to the US]

Exports of Products from Canada to the United States

1.	Shipping terms will be EXW (INCOTERMS 2010), the Manufacturing Site.
2.	Client, as the importer of record into the United States, will advise Patheon prior to export of the Products from Canada of Client’s designated customs broker and freight forwarder to enable Patheon to complete all applicable shipping documentation.

[NOTE TO DRAFT: Use this section if we are exporting outside of North America]

International Exports of Products from Canada (other than to the United States)

[NOTE TO DRAFT: Use next 3 clauses if we are exporting EXW to outside of North America. We can only ship EXW to outside of North America if Client has a Canadian affiliate that can act as the “exporter of record” from Canada. Many Clients do not have Canadian affiliates, in which case export to outside of North America must be FCA.]

EX WORKS

1.	Shipping terms will be EXW (INCOTERMS 2010), the Manufacturing Site.
2.	Client will designate its Canadian affiliate as the exporter of record from Canada and will advise Patheon of the name and address of that affiliate.
3.	Client will instruct its Canadian affiliate to advise Patheon prior to export of the Products from Canada of the affiliate’s designated customs broker and freight forwarder to enable Patheon to complete all applicable shipping documentation.

[NOTE TO DRAFT: Use this section if we are exporting outside of North America and if the shipment is not EXW – see prior note to draft. In most cases, we will use FCA so the following 3 clauses will apply rather than the prior 3 clauses.]

FCA

1.	Shipping terms will be FCA (INCOTERMS 2010), Manufacturing Site.
2.	Patheon, as the exporter of record from Canada, will carry out all customs formalities necessary to export the Products including declaring the value of the Products being exported from Canada by completing a B-13 Export Declaration form which will be completed showing Patheon as the exporter of record of the Products with a value equivalent to Patheon’s selling price of the Products to Client plus assists. The assist value will be calculated in a manner consistent with the method of calculation used in calculating the values provided under Section 2.1(f) of the Agreement and as may be specified in the instructions of Canada Revenue Agency at time of export. For the purposes hereof, “assists” means (a) materials, components, parts, and other goods incorporated in the Products; (b) tools, dies, moulds, and other goods utilised in the production of the Products; (c) any materials consumed in the productions of the Products; (d) engineering, development work, art work, plans and sketches undertaken by Patheon for the production of the Products.
3.	Patheon will report exports directly to Canada Revenue Agency and Statistics Canada at the time of shipment from the Manufacturing Site.

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[CLIENT LETTERHEAD]

Form of Logistics Routing Guide

Patheon Inc.

[INSERT ADDRESS]

Attention: ______________, A/M

1.	Routine Routing/Shipping Instructions

The following lists the recommended agents and procedures for shipments of [PRODUCT NAME] from Patheon’s manufacturing site at [INSERT SITE ADDRESS], Ontario, Canada to [INSERT DESTINATION NAME AND ADDRESS].

AGENTS:

¡	Freight forwarder Contact: PH: ( )
¡	Customs broker Contact: PH: ( )

Questions concerning transport logistics should be directed to [CLIENT CONTACT INFO].

The following documents must be provided to the carrier for transport and customs purposes:

¡	Proforma Invoice
¡	Bill of Lading (“B/L”)
¡	Applicable Permits/Declarations
¡	Packing List
¡	If eligible, NAFTA Certificate of Origin will be provided in blanket form yearly to [INSERT CLIENT’S NAME] or [INSERT CLIENT’S NAME] broker.

Upon shipment departure from Patheon, a full set of documents must also be faxed to the following individuals:

¡	[INSERT CLIENT CONTACT FAX OR EMAIL]

Freight is shipped to:

[INSERT DESTINATION NAME AND ADDRESS]

Information to be provided on Proforma Invoice.

¡	Net Quantity
¡	Patheon Code & Lot Number
¡	Client Lot Number/ Purchase Order (“PO”)Number
¡	$ / Unit Including Assist Value (Active Materials Usage) & Toll Manufacturing Charge
¡	HTS (Harmonize Tariff Schedule)#
¡	NDC/IND/ANDA
¡	FDA Product Code
¡	Ship Date
¡	Patheon Bill of Lading Number
¡	Gross Weight
¡	Number of Pallets

Assist Values:

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¡	[INSERT ACTIVE MATERIALS NAME] $/kg.

Note: [INSERT CLIENT NAME] will provide updated values during the first month of each calendar year. If a change occurs throughout the year, Patheon will be notified within 30 days. Method of valuation for API will be provided in writing to Patheon Inc.

Information to be provided on Bill of Lading:

¡	B/L Number
¡	Carrier
¡	Origin Point
¡	Shipper Information
¡	Consignee
¡	Consignee Address
¡	Ship Date
¡	Number of Pallets
¡	Gross Weight
¡	PO Number for each Product/Lot
¡	Description of Goods Indication PC, Lot Number Quantity
¡	Seal Number
¡	Freight Terms (EXW or FCA)
¡	Carrier Signature

Information to be provided on Packing List:

¡	Ship date
¡	Bill of Lading Number
¡	Number of Pallets
¡	Weight
¡	Product Description
¡	Patheon Code Number, if applicable
¡	Patheon Lot Number, if applicable
¡	Number of Full Cartons (drums if bulk) x Quantity Per Carton
¡	Number of Partial Cartons (drums if bulk) x Quantity Per Carton
¡	Total Number of Cartons with Total Quantity Shipped

2.	Non-Routine Routing/Shipping Instructions

As non-standard shipments are unique, the specific situations are to be discussed and agreed to by both Patheon and [INSERT CLIENT NAME] prior to shipment. Examples of non-standard shipments are shipping study samples, clinical/development batches, etc.

Yours truly,

AUTHORIZED SIGNATORY

CLIENT NAME

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SCHEDULE H

QUARTERLY ACTIVE MATERIALS INVENTORY REPORT

TO:	[name of Client]

FROM:	PATHEON INC.

RE:	Active Materials quarterly inventory report under Section 2.2(a) of the Manufacturing Services Agreement dated • (the “Agreement”)

Reporting quarter:                                                 __________________________________

[*]

Capitalized terms used in this report have the meanings given to the terms in the Agreement.

PATHEON INC.	DATE:

Per:
Name:
Title:

[1]	Excludes [*].

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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SCHEDULE I

REPORT OF ACTIVE MATERIALS INVENTORY RECONCILIATION

AND CALCULATION OF ACTUAL YIELD

TO:	[name of Client]

FROM: PATHEON INC.

RE:	Active Materials annual inventory reconciliation report and calculation of Actual Yield under Section 2.2(a) of the Manufacturing Services Agreement dated • (the “Agreement”)

Reporting Period ending:                                                 __________________________________

[*]

Based on the foregoing reimbursement calculation Patheon will reimburse Client the amount of $_______________.

Capitalized terms used in this report have the meanings given to the terms in the Agreement.

DATE: _____________________________

PATHEON INC.

Per:
Name:
Title:

[1]	Excludes [*].

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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SCHEDULE J

EXAMPLE OF PRICE ADJUSTMENT DUE TO CURRENCY FLUCTUATION

Section 4.2(d)

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SCHEDULE K

ESTIMATED BILL BACK ITEMS

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.